As filed with the Securities and Exchange Commission on March 12, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Campbell Soup Company

(Exact name of registrant as specified in its charter)

New Jersey	21-0419870
State of incorporation	I.R.S. Employer Identification No.

One Campbell Place Camden, New Jersey 08103-1799
Principal Executive Offices

SOVOS BRANDS, INC. 2021 EQUITY INCENTIVE PLAN

(Full title of the plan)

Charles A. Brawley, III

Executive Vice President, General Counsel and Corporate Secretary

Campbell Soup Company

One Campbell Place, Camden, New Jersey 08103-1799

Name and address of agent for service

Telephone number, including area code, of agent for service: (856) 342-4800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Campbell Soup Company (“Campbell” or the “Registrant”), is filing this registration statement on Form S-8 (this “Registration Statement”) to register up to 1,721,500 shares of its capital stock, par value $0.0375 per share (“Campbell Capital Stock”), issuable pursuant to outstanding and unvested awards of restricted stock units and performance stock units granted under the Sovos Brands, Inc. 2021 Equity Incentive Plan (the “Sovos Plan”), which awards were assumed by the Registrant in connection with completion of the transactions contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated as of August 7, 2023, by and among the Registrant, Premium Products Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Registrant (“Merger Sub”), and Sovos Brands, Inc., a Delaware corporation (“Sovos” and, such merger, the “Merger”).

In accordance with the terms of the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each award of restricted stock units and performance stock units granted under the Sovos Plan that was outstanding and unvested as of immediately prior to the Effective Time (the “Sovos Awards”) was assumed by the Registrant and converted into an award of time-based restricted stock units with respect to Campbell Capital Stock (“Campbell RSU Awards”), subject to the same terms and conditions (including vesting schedule and excluding any performance conditions) that applied to the corresponding Sovos Awards immediately prior to the Effective Time. The number of shares of Campbell Capital Stock subject to each such Campbell RSU Award equals the target number of shares of Sovos common stock subject to the corresponding Sovos Award immediately prior to the Effective Time multiplied by the exchange ratio (as defined below). The “exchange ratio” is equal to 0.5374, which equals the quotient obtained by dividing (i) the Merger Consideration by (ii) the volume-weighted average closing price per share of Campbell Capital Stock on the New York Stock Exchange for the five consecutive trading day period ending on the last trading day preceding the closing date of the Merger.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Item 1 and Item 2 of Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the U.S. Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed by the Registrant with the Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

•	the Registrant’s Annual Report on Form 10-K for the fiscal year ended July 30, 2023, filed with the Commission on September 21, 2023 (the “Annual Report”), including the sections of the Registrant’s Definitive Proxy Statement on Schedule 14A for the Registrant’s 2023 Annual Meeting of Stockholders, as filed with the Commission on October 17, 2023, incorporated by reference in the Annual Report;

•	the Registrant’s Current Reports on Form 8-K, filed with the Commission on August 7, 2023, August 24, 2023, October 11, 2023, October 23, 2023, November 8, 2023, December 1, 2023, December 6, 2023, February 13, 2024 and March 12, 2024;

•	All reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report;

•	The description of the Registrant’s capital stock included as Exhibit 4(n) to the Annual Report, including any amendment or report filed for purposes of updating such description.

In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.

Nothing in this Registration Statement shall be deemed to incorporate information furnished but not filed with the Commission pursuant to Item 2.02 or Item 7.01 of Form 8-K.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein), modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Charles A. Brawley, III, Executive Vice President, General Counsel and Corporate Secretary of the Registrant, has opined as to the legality of the securities being offered by this Registration Statement. Mr Brawley owns, or has the right to acquire, a number of shares of Campbell Capital Stock that represents less than 1% of the total outstanding shares of Campbell Capital Stock. Mr. Brawley is not eligible to participate in the Sovos Plan.

Item 6.	Indemnification of Directors and Officers.

The Registrant’s Restated Certificate of Incorporation, By-Laws and Section 14A:3-5 of the New Jersey Business Corporation Act provide for limitation of liability and/or indemnification of the Registrant’s directors and officers in a variety of circumstances, which may include liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In addition, the Registrant has purchased insurance permitted by New Jersey law on behalf of directors, officers, employees or agents which may cover liabilities under the Securities Act.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description

4.1	Campbell’s Restated Certificate of Incorporation, as amended through February 24, 1997, incorporated by reference to Exhibit 3(a) to Campbell’s Annual Report.

4.2	By-Laws of Campbell Soup Company, amended and restated effective May 23, 2023, incorporated by reference to Exhibit 3(b) to Campbell’s Annual Report.

5	Opinion of Charles A. Brawley, III, Executive Vice President, General Counsel, and Corporate Secretary.

23.1	Consent of Independent Registered Public Accounting Firm (filed herewith).

23.2	Consent of Charles A. Brawley, III (included in Exhibit 5).

24	Powers of Attorney.

99.1	Sovos Brands, Inc. 2021 Equity Incentive Plan (filed herewith).

107	Filing Fee Table (filed herewith).

Item 9.	Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the Plan not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that: the undertakings set forth in paragraphs (a)(1)(i)and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act, that are incorporated by reference in this Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(b) The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Camden and State of New Jersey, on the 12 day of March, 2024.

CAMPBELL SOUP COMPANY

By:	/s/ Carrie L. Anderson
Carrie L. Anderson Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Date: March 12, 2024

/s/ Mark A. Clouse	President and Chief Executive Officer, Director (Principal Executive Officer)
Mark A. Clouse

/s/ Carrie L. Anderson	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
Carrie L. Anderson

/s/ Stanley Polomski	Senior Vice President and Controller (Principal Accounting Officer)
Stanley Polomski

Keith R. McLoughlin	Chair and Director	}
Fabiola R. Arredondo	Director	}
Howard M. Averill	Director	}
Bennett Dorrance, Jr.	Director	}	By: /s/ Charles A. Brawley, III
Maria Teresa Hilado	Director	}	Charles A. Brawley, III
Grant H. Hill	Director	}	Executive Vice President,
Sarah Hofstetter	Director	}	General Counsel and Corporate Secretary (pursuant to powers of attorney)
Marc B. Lautenbach	Director	}
Mary Alice D. Malone	Director	}
Kurt T. Schmidt	Director	}
Archbold D. van Beuren	Director	}